EXHIBIT 23(A)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in the Joint Proxy/Prospectus of United Dominion Realty Trust, Inc. that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 333-13745) and Prospectus of United Dominion Realty Trust, Inc. for the registration of 22,845,000 shares of its common stock, and to the incorporation by reference therein of our report dated January 25, 1996, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                         /s/__________ERNST & YOUNG LLP_________


Richmond, Virginia
November 1, 1996